SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           FLEXSTEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                           FLEXSTEEL INDUSTRIES, INC.
                                  P.O. BOX 877
                            DUBUQUE, IOWA 52004-0877

                                                          Date: October 29, 1997

Office of the Chairman of the Board

Dear Stockholder:

     You are cordially invited to attend the Annual Stockholders' Meeting on Tuesday, December 9, 1997, at 3:30 p.m. We sincerely want you to come, and we welcome this opportunity to meet with those of you who find it convenient to attend.

     Time will be provided for stockholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with stockholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting.

     The formal notice of the meeting and proxy statement follow. I hope that after reading them you will sign and mail the proxy card, whether you plan to attend in person or not, to assure that your shares will be represented.

                                            Sincerely,

                                            /s/ J. B. Crahan

                                            J. B. Crahan
                                            Chairman of the Board

           ----------------------------------------------------------
             RECORD DATE:         October 20, 1997
             DATE OF MEETING:     December 9, 1997
             TIME:                3:30 p.m.
             PLACE:               The Marquette
                                  710 Marquette Avenue, Third Floor
                                  Minneapolis, Minnesota 55402
           ----------------------------------------------------------

                                   IMPORTANT

WHETHER YOU OWN ONE SHARE OR MANY, EACH STOCKHOLDER IS URGED TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           FLEXSTEEL INDUSTRIES, INC.
                                  P.O. BOX 877
                            DUBUQUE, IOWA 52004-0877
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Flexsteel Industries, Inc. will be held at The Marquette, 710 Marquette Avenue, Third Floor, Minneapolis, MN 55402, on Tuesday, December 9, 1997, at 3:30 p.m. for the following purposes:

     1. To elect two (2) Class II Directors to serve until the year 2000 Annual Meeting and until their successors have been elected and qualified or until their earlier resignation, removal or termination (Proposal I).

     2. To ratify or reject the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1998 (Proposal II).

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     October 20, 1997 has been fixed as the record date for the determination of Common stockholders entitled to notice of and to vote at the meeting, and only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and return it promptly in the enclosed envelope which requires no additional postage if mailed in the United States. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. Voting by ballot at the meeting cancels any proxy previously returned.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ R. J. KLOSTERMAN

                                   R. J. KLOSTERMAN
                                   SECRETARY

October 29, 1997

               PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                                 PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Flexsteel Industries, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held on December 9, 1997, and any adjournments thereof, and may be revoked by the stockholder at any time before it is exercised by a written notice or a later dated proxy delivered to the Secretary of the Company. Execution of the proxy will in no way affect a stockholder's right to attend the meeting and vote in person. The proxy will be revoked if the stockholder is present at the meeting and votes by ballot in person. Properly executed proxies received prior to the voting at the meeting will be voted at the meeting or any adjournments thereof. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, it will be voted FOR the election of Art D. Richardson and James R. Richardson as Class II Directors (Proposal I) and FOR ratification of the appointment of Deloitte & Touche LLP (Proposal II). Each of the above named nominees has previously been elected by the shareholders. James G. Peterson will complete his term as a Class II Director at the 1997 Annual Meeting of Shareholders and has informed the Board he does not intend to stand for re-election.

     The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, Iowa 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first being mailed to stockholders is October 29, 1997.

     As of the close of business on October 20, 1997, the record date for determining stockholders entitled to notice and to vote at the meeting, the Company had 6,958,174 outstanding shares of Common Stock, par value $1.00 per share. Each share is entitled to one vote and cumulative voting is not permitted. No Preferred Stock is outstanding.

     Stockholder votes will be counted by Inspectors of Election who will be present at the stockholder meeting. The affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the stockholders for the election of directors. Abstentions and broker non-votes shall not be counted as votes for or against the proposal being voted on.


                             EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies on behalf of the Board of Directors will be paid by the Company. Solicitation of proxies will be principally by mail. In addition, the officers or employees of the Company and others may solicit proxies, either personally, by telephone, by special letter, or by other forms of communication. The Company will also make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for reasonable expenses in so doing. Officers and employees of the Company will not receive additional compensation in connection with the solicitation of proxies.


                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board currently consists of ten persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination.

     The terms of the Class II Directors expire at the time of the 1997 Annual Meeting. The Board of Directors of the Company has nominated Art D. Richardson and James R. Richardson for re-election as Class II Directors of the Company. Each Director, if elected, will serve a three (3) year term expiring at the time of the year 2000 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

     All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.


                                       DIRECTOR          PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS OR
NOMINEE'S NAME                 AGE      SINCE                 EMPLOYMENT DURING THE LAST FIVE YEARS
--------------------------     ---     --------   -----------------------------------------------------------
NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING AT THE 2000
  ANNUAL MEETING, CLASS II

Art D. Richardson (2)(4)       80       1951      Retired Senior Vice President, Flexsteel Industries, Inc.
                                                  (retired 1982).

James R. Richardson (1)        53       1990      Senior Vice President Marketing, 1994 to present.
                                                  Vice President Marketing, 1979 to 1994, Flexsteel
                                                  Industries, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING, CLASS I

K. Bruce Lauritsen (1)         54       1987      Chief Executive Officer and President, 1993 to present,
                                                  President and Chief Operating Officer, 1990 to 1993,
                                                  Flexsteel Industries, Inc.; Director, Mercantile Bank of
                                                  Dubuque; Regent, Loras College.

Thomas E. Holloran (2)(3)      68       1971      Professor, Graduate School of Business, University of St.
                                                  Thomas, St. Paul; Director, ADC Telecommunications, Inc.;
                                                  Director, MTS Systems Corporation (mfr. testing systems);
                                                  Director, Medtronic, Inc.; Director, National City
                                                  Bancorporation; Director, Bush Foundation.

L. Bruce Boylen (3)(4)         65       1993      Retired Vice President, Fleetwood Enterprises, Inc. (retired
                                                  1991) (mfr. of recreational vehicles and manufactured
                                                  homes).

John R. Easter (2)(3)(4)       68       1993      Retired Vice President, Sears-Roebuck Company (retired
                                                  1989); Director, Mutual Trust Life Insurance Co.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING, CLASS III

J.B. Crahan (1)                73       1949      Chairman of the Board and retired Chief Executive Officer,
                                                  Flexsteel Industries, Inc. (retired 1993); Trustee, U.I.U.
                                                  Pension Trust Fund.

Edward J. Monaghan (1)         58       1987      Chief Operating Officer and Executive Vice President,
                                                  1993 to present, Executive Vice President, 1988 to 1993,
                                                  Flexsteel Industries, Inc.; Trustee, Clarke College.
*Frank H. Bertsch


---------------------------
(1)  Member of Executive Committee

(2)  Member of Audit and Ethics Committee

(3)  Member of Nominating and Compensation Committee

(4)  Member of Marketing Committee

* Class III Director Frank H. Bertsch died October 4, 1997 and his seat on the Board is now vacant.

                      CERTAIN INFORMATION CONCERNING BOARD
                       AND OUTSIDE DIRECTOR'S COMPENSATION

     During the fiscal year ended June 30, 1997, four meetings of the Board of Directors were held. No Director attended less than 75% of the meetings.

     Each Director who is not an employee of the Company is paid a retainer at the rate of $8,000 per year. In addition, each is paid a fee of $2,000 for each Board meeting each attends. The Chairman of the Board is paid a retainer of $12,380 per year and a fee of $3,095 for each Board meeting attended. For attending a committee meeting each is paid a fee of $900. The Chairman of each Committee is paid $1,000 for each meeting attended. The Company pays no additional remuneration to employees of the Company who are Directors.

     Each duly elected Director who is not an employee of the Company receives on the first business day after each annual meeting a non-discretionary, non-qualified stock option grant for 1,000 shares valued at fair market value on date of grant, exercisable for 10 years. Each person who becomes for the first time a non-employee member of the Board, including by reason of election, appointment or lapse of three (3) years since employment by the Company, will receive an immediate one-time grant for 2,000 shares.

     The Company has entered into an unfunded deferred compensation agreement with John R. Easter, whereby, director fees are invested by the Company in mutual funds. Payments to Mr. Easter are deferred until his 70th birthday, except for special circumstances.

     The Company has entered into an agreement with James G. Peterson and Thomas
E. Holloran pursuant to which the Company will pay to each, or his beneficiaries, $20,000 after the person ceases to be a Director as additional compensation in recognition of Director services rendered.

                             COMMITTEES OF THE BOARD

     The Board of Directors has established four standing committees; the names of the committees and the principal duties are as follows:

     AUDIT AND ETHICS COMMITTEE:

     Confers with the independent auditors on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices respecting compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held two meetings during the fiscal year ended June 30, 1997. The Committee members are Thomas E. Holloran, John R. Easter, James G. Peterson, and Art D. Richardson.

     EXECUTIVE COMMITTEE:

     Exercises all powers and authority of the Board between Board meetings, except those powers specifically reserved to the Board by law, the Articles or by the Bylaws of the Company. The Committee held two meetings during the fiscal year ended June 30, 1997. The Committee members are J. B. Crahan, K. Bruce Lauritsen, Edward J. Monaghan, James R. Richardson and Frank H. Bertsch (now deceased).

     NOMINATING AND COMPENSATION COMMITTEE:

     Makes recommendations regarding Board compensation, reviews performance and compensation of various executive officers, determines stock option grants, and advises regarding employee benefit plans. Makes recommendations regarding Board of Director nominees and reviews timely proposed nominees received from any source including nominees by stockholders. Nominations by stockholders must be received by the Secretary at least 18 days before the annual meeting and set forth nominee information as required by the Restated Articles. The Committee held three meetings during the fiscal year ended June 30, 1997. The Committee members are L. Bruce Boylen, John R. Easter, Thomas E. Holloran and James G. Peterson.

     MARKETING COMMITTEE:

     Reviews marketing plans with respect to the Company's position in the various market places. Makes recommendations regarding marketing direction to enhance revenues and profit margins. The Committee held one meeting during the fiscal year ended June 30, 1997. The Committee members are John R. Easter, L. Bruce Boylen, James G. Peterson, Art D. Richardson and Frank H. Bertsch (now deceased).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                              OWNERSHIP OF STOCK BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the shares of Flexsteel's Common Stock beneficially owned by the Directors, the Chief Executive Officer, the other four most highly compensated executive officers and by all directors and executive officers as a group as of August 8, 1997. Unless otherwise indicated, to the best knowledge of the Company all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                      SHARES BENEFICIALLY     PERCENT OF TOTAL SHARES
NAME                                    TITLE                            OWNED (1)(2)              OUTSTANDING
----                ----------------------------------------------    -------------------     -----------------------
F.H. Bertsch        Director                                                   77,164 (3)               1.1%

L.B. Boylen         Director                                                    6,000                   0.1%

J.B. Crahan         Chairman of the Board of Directors                        401,985                   5.8%

J.R. Easter         Director                                                    6,000                   0.1%

T.E. Holloran       Director                                                   11,680                   0.2%

K.B. Lauritsen      President, Chief Executive Officer, Director               84,658                   1.2%

E.J. Monaghan       Executive Vice President,                                 118,141                   1.7%
                    Chief Operating Officer, Director

J.G. Peterson       Director                                                   12,000                   0.2%

A.D. Richardson     Director                                                  293,906                   4.2%

J.R. Richardson     Senior Vice President Marketing, Director                 189,132                   2.7%

T.D. Burkart        Senior Vice President Vehicle Seating                      46,003                   0.7%

R.J. Klosterman     Vice President Finance, Chief                              44,497                   0.6%
                    Financial Officer and Secretary

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (14)                        1,655,009                  23.8%

-------------------------
(1) Includes 275,080 shares, which directors and executive officers as a group have the right to acquire pursuant to stock options within 60 days. Mr. F.H. Bertsch had no stock options.

(2)  Includes shares owned beneficially by their respective spouses.

(3) Director F.H. Bertsch died October 4, 1997. Does not include 365,944 shares held in irrevocable trusts for the benefit of F.H. Bertsch's children and grandchildren for which trusts American Trust & Savings Bank serves as trustee. Also, does not include 140,511 shares held in the trust established by the Will of Eleanor E. Bertsch for the children of F.H. Bertsch and his sister. Under the Terms of Trust, F.H. Bertsch had a possible contingent interest. The American Trust & Savings Bank is the sole trustee. F.H. Bertsch disclaimed beneficial ownership in the shares held by each such trust. F.H. Bertsch and J.B. Crahan were first cousins. J.R. Richardson is the son of A.D. Richardson. Executive officers P.M. Crahan and J.T. Bertsch are the sons of J.B. Crahan and F.H. Bertsch, respectively.

                              OWNERSHIP OF STOCK BY
                            CERTAIN BENEFICIAL OWNERS
                              AS OF AUGUST 8, 1997

     To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company except as is set forth below.

                                                                     AMOUNT        PERCENT
                                                                  BENEFICIALLY       OF
 TITLE OF CLASS       NAME AND ADDRESS OF BENEFICIAL OWNER         OWNED (1)       CLASS
 --------------    ------------------------------------------     ------------     -------
    Common         J.B. Crahan, P.O. 877, Dubuque, IA 52004         401,985         5.8%

    Common         Dimensional Fund Advisors, Inc.
                   1299 Ocean Avenue, Santa Monica, CA 90401        446,500         6.4%

    Common         First Pacific Advisors Incorporated,
                   11400 West Olympic Boulevard, Los Angeles,
                   CA 90064                                         410,200         5.9%

------------------------
(1) To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares.

     The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three (3) fiscal years ending June 30, 1997.


                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                             -----------------------------------------------
                           ANNUAL COMPENSATION                                        AWARDS                    PAYOUTS
------------------------------------------------------------------------     -------------------------     -----------------
                                                                  OTHER      RESTRICTED     SECURITIES                  ALL
                                                                  ANNUAL       STOCK        UNDERLYING      LTIP       OTHER
                                          SALARY       BONUS       COMP        AWARDS        OPTIONS       PAYOUTS     COMP
NAME & PRINCIPAL POSITION        YEAR        $           $          $            $              #             $        $(1)
-----------------------------    ----     -------    -------      ------     ----------     ----------     -------    ------
K. Bruce Lauritsen               1997     261,600    105,586                                  9,750         45,841    26,553
 President &                     1996     233,700          0                                  8,850              0    39,858
 Chief Executive Officer         1995     216,600     42,143                                  9,520         19,305    26,406

Edward J. Monaghan               1997     220,500     58,786                                  9,250         31,576    36,205
 Executive Vice President &      1996     211,500          0                                  8,850              0    48,070
 Chief Operating Officer         1995     201,000     35,978                                  9,520         17,685    36,229

James R. Richardson              1997     189,600     56,173                                  8,500         27,785    22,880
 Senior Vice President of        1996     182,100          0                                  8,850              0    33,120
 Marketing                       1995     173,700     31,089                                  9,520         15,278    22,974

Ronald J. Klosterman             1997     141,000     51,042                                  8,000         21,714    33,498
 Vice President of               1996     119,100          0                                  5,000              0    13,637
 Finance & Secretary             1995     103,500     18,526                                  5,000          9,105     7,919

Thomas D. Burkart                1997     161,100     52,594                                  6,000         20,853    25,376
 Senior Vice President           1996     152,300          0                                  5,000              0    29,692
 Vehicle Seating                 1995     145,800     17,566                                  5,000          5,617    26,055


------------------------
(1) All Other Compensation -- Includes for the fiscal years and the named executive officers indicated below: (i) retirement plan contributions, (ii) Company matching contributions to the Section 401k plan, (iii) premiums paid on term life insurance with a face value greater than $50,000, (iv) accruals made in accordance with the Company's Senior Officer Deferred Compensation Plan entitling each participant upon retirement or other limited circumstances to $5,000 per month during their lives and (v) gross-up amounts to cover income taxes payable on prior year common stock awards taxable in the current year.

                                   RETIREMENT              INSURANCE     DEFERRED     COMP
         NAME             YEAR       PLAN        401k       PREMIUM        COMP       TAXES
----------------------    ----     ----------    -----     ---------     --------     -----
K. Bruce Lauritsen        1997       8,269       1,500          0         16,784          0
                          1996       8,324       1,500          0         16,784     13,250
                          1995       8,293       1,329          0         16,784          0

Edward J. Monaghan        1997       8,269       1,500          0         26,436          0
                          1996       8,284       1,500          0         26,436     11,850
                          1995       8,293       1,500          0         26,436          0

James R. Richardson       1997       8,060       1,500          0         13,320          0
                          1996       8,075       1,500          0         13,320     10,225
                          1995       8,091       1,500         63         13,320          0

Ronald J. Klosterman      1997       8,663       1,455        146         23,234          0
                          1996       7,724       1,331        132              0      4,450
                          1995       6,607       1,189        123              0          0

Thomas D. Burkart         1997       7,112       1,500          0         16,764          0
                          1996       7,878       1,500          0         16,764      3,550
                          1995       7,791       1,500          0         16,764          0

                               STOCK OPTIONS/SAR*
                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL
                                                                     REALIZABLE VALUE AT
                                                                       ASSUMED ANNUAL
                                                                       RATES OF STOCK
                                                                     PRICE APPRECIATION
                                                                             FOR
                                                                       OPTION TERM (1)
                                                                     -------------------
                                       EXERCISE
NAME                      SHARES     PRICE ($/Sh)    EXPIRE DATE        5%        10%
--------------------      ------     ------------    -----------      ------    -------
K. Bruce Lauritsen        9,750         10.25          7/30/2006      62,850    159,275

Edward J. Monaghan        9,250         10.25          7/30/2006      59,627    151,107

James R. Richardson       8,500         10.25          7/30/2006      54,792    138,855

Ronald J. Klosterman      8,000         10.25          7/30/2006      51,569    130,687

Thomas D. Burkart         6,000         10.25          7/30/2006      38,677    98,105


-----------------------
(1) The amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission. Actual gains, if any, on stock option exercise are dependent on the future performance of the Company's common stock.

*    The Company does not have a stock appreciation rights plan (SAR).

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING           VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                                               YEAR END 1997          AT FY-END 1997 (1)
                                                           ----------------------     --------------------
                              # OF SHARES
                              ACQUIRED ON     $ VALUE                #                         $
    NAME                        EXERCISE      REALIZED          EXERCISABLE               EXERCISABLE
    --------------------      -----------     --------     ----------------------     --------------------
    K. Bruce Lauritsen             0                               47,160                   42,850
    Edward J. Monaghan             0                               46,660                   42,100
    James R. Richardson            0                               45,910                   40,975
    Ronald J. Klosterman           0                               25,850                   25,313
    Thomas D. Burkart              0                               25,200                   23,000


------------------------
(1) Based on the closing price as published in The Wall Street Journal for the last business day of the fiscal year ($11.75). All options are exercisable at time of grant.

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE
               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE OR
                                                      OTHER PERIOD        ESTIMATED FUTURE
                                     NUMBER OF            UNTIL            PAYOUTS UNDER
                                   SHARES, UNITS      MATURATION OR     NON-STOCK PRICE BASED
        NAME                      OR OTHER RIGHTS      PAYOUT (1)             PLANS (2)
        ---------------------     ---------------    --------------     ---------------------
        K. Bruce Lauritsen             5,852
        Edward J. Monaghan             4,031
        James R. Richardson            3,547
        Ronald J. Klosterman           2,772
        Thomas D. Burkart              2,662


-----------------------
Shares of the Company's common stock are available for award annually to key employees based on the average of the returns on beginning equity for the last three years.

(1) Shares awarded are subject to restriction, with 33.3% of the stock received by the employee on the award date and 33.3% each year for the next two years. Restricted Stock Awards -- The aggregate stock holdings (number of shares and value) as of August 8, 1997 are as follows: K. Bruce Lauritsen -- 3,901 shares, $45,841; Edward J. Monaghan -- 2,687 shares, $31,576;
     James R. Richardson -- 2,365 shares, $27,785; Ronald J. Klosterman -- 1,848 shares, $21,714; Thomas D. Burkart 1,775 shares, $20,853. Dividends are paid to the employee on restricted shares.

(2)  Not applicable to Plan.


             NOMINATING AND COMPENSATION COMMITTEE REPORT CONCERNING
                   FLEXSTEEL'S EXECUTIVE COMPENSATION POLICY*

     The Nominating and Compensation Committee of the Board of Directors is responsible for the establishing of the Company's policy for compensating executives. The Committee is comprised of non-employee directors.

     COMPENSATION PHILOSOPHY -- The fundamental objective of Flexsteel's executive compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of stockholder value. As such, the Company's philosophy is that executive compensation policy and practice should be designed to achieve the following objectives:

     * Align the interests of executives with those of the Company and its stockholders by providing a significant portion of compensation in Company stock.

     * Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

     * Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of Flexsteel by offering competitive total compensation opportunities and providing attractive career opportunities.

     In compensating senior management for its performance, two key measures are considered: return on equity and stock price. At the executive level, overall Company performance is emphasized in an effort to encourage teamwork and cooperation.

     While a significant portion of compensation fluctuates with annual results, the total program is structured to emphasize longer-term performance and sustained growth in stockholder value.

     COMPETITIVE POSITIONING -- The Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to run the Company and that pay for executives is reasonable and appropriate relative to market practice. In making these evaluations, the Committee annually reviews the result of surveys of executive salary and annual bonus levels among durable goods manufacturers of comparable size. The Committee periodically completes an in-depth analysis of salary, annual bonus, and long-term incentive opportunities among specific competitors assisted by an independent compensation consulting firm. All of the surveyed companies are included in the Household Furniture Index used as the peer group for purposes of the performance graph. While the pay of an individual executive may vary, the Company's Policy is to target aggregate compensation for executives at average competitive levels, provided commensurate performance.

     COMPONENTS OF EXECUTIVE COMPENSATION -- The principal components of Flexsteel's executive compensation program include base salaries, annual cash bonuses, and longer-term incentives using Company stock.

     BASE SALARY -- An individual executive's base salary is based upon the executive's level of responsibility within the Company, as well as competitive rates of pay. The Committee reviews each executive officer's salary annually and makes adjustments, as appropriate, in light of any change in the executive's responsibility, changes in competitive salary levels, and the Company's performance.

     ANNUAL INCENTIVE -- The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of annual cash bonus tied to the achievement of performance objectives. For executive officers, the Committee annually sets a targeted return on equity for the coming year, from which minimum and maximum levels are determined. Corresponding incentive award levels, expressed as a percentage of salary, also are set based primarily on an individual's responsibility level. If minimum performance levels are not met, no bonus award is made. After the completion of the year, the Committee ratifies cash bonuses as awarded based principally on the extent to which targeted return on equity has been achieved.

     LONG-TERM INCENTIVES -- Longer-term incentive compensation involves the use of stock under two types of awards: Long-term incentive awards and stock options. Both types of awards are intended to focus executives' attention on the achievement of the Company's longer term performance objectives, to align the executive officers' interests with those of stockholders and to facilitate executives' accumulations of sustained holding of Company stock. The level of award opportunities, as combined under both plans, are intended to be consistent with typical levels of comparable companies and reflect an individual's level of responsibility and performance.

     Long-term incentive awards are paid under the stockholder approved Management Incentive Plan. Awards give executives the opportunity to earn shares of Company stock to the extent that the three-year average return on equity objectives are achieved. As with annual incentives, various levels of performance goals and corresponding compensation amounts are established, with no awards earned if a minimum level is not achieved. Two-thirds of any earned shares are subject to forfeiture provisions tied to the executive's continued service with the Company. This provision is intended to enhance the Company's ability to retain key executives and provide a longer-term performance focus.

     Stock options, as awarded under stockholder approved plans, give executives the opportunity to purchase Flexsteel common stock for a term not to exceed ten years and at a price of no less than the fair market value of Company stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER -- The total compensation for Flexsteel's CEO in fiscal year 1997 was established in accordance with the policies discussed above. Mr. Lauritsen's base salary increase reflects market movements in executive salaries. His annual incentive bonus and long-term incentive award were based on the Company's exceeding the minimum established target levels for return on equity. Mr. Lauritsen's stock option award was consistent with prior awards and those to other senior executives.

     The Company's current levels of compensation are less than the $l,000,000 level of non-deductibility with respect to Section 162(m) of the Internal Revenue Code.

     This report has been prepared by members of the Nominating and Compensation Committee of the Board of Directors. Members of this Committee are:

                     L. Bruce Boylen       John R. Easter
                   Thomas E. Holloran     James G. Peterson

     *NOTE: This report is not incorporated by reference in any prior or future Securities Exchange Act filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates this report.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The current members of Flexsteel's Nominating and Compensation Committee are L. Bruce Boylen, John R. Easter, Thomas E. Holloran and James G. Peterson. No executive officer of Flexsteel served as a director of another entity that had an executive officer serving on Flexsteel's compensation committee. No executive officer of Flexsteel served as a member of the compensation committee of another entity which had an executive officer who served as a director of Flexsteel.


                          SHARE INVESTMENT PERFORMANCE

     The following graph is based upon the SIC Code #251 Household Furniture Index as a peer group. It shows changes over the past five-year period in the value of $100 invested in: (1) Flexsteel's Common Stock; (2) the NASDAQ Market Index; and (3) an industry group of the following: Ameriwood Industries Int., Bassett Furniture Ind., Bush Ind. Inc. CL A, Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Interiors, Flexsteel Industries, Inc., Furniture Brands Intl., Industrie Natuzzi S.P.A., Krause's Furniture, Inc., La-Z-Boy Co., Ladd Furniture Inc., Leggett & Platt Inc., Masco Corp., O'Sullivan Ind. Hldgs Inc., Pulaski Furniture Corp, River Oaks Furniture Inc., Rowe Furniture Corp, and Stanley Furniture Inc. This data was furnished by Media General Financial Services. The graph assumes reinvestment of dividends.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                     VALUE OF $100 INVESTED ON JUNE 30, 1992

                               [PLOT POINTS GRAPH]


                               1992    1993     1994     1995     1996     1997
                               ----   ------   ------   ------   ------   ------
        Flexsteel              100    130.10   119.93    93.25   111.75   116.36
        Furniture Household    100    128.83   129.85   133.01   163.51   236.53
        NASDAQ                 100    122.76   134.61   157.88   198.73   239.40


            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Information with respect to directorships held by certain directors of the Company in local financial institutions is set forth in the table under "Proposal I -- Election of Directors," in the column captioned "Principal Occupation and Other Directorships or Employment during the Last Five Years." The Company maintains normal banking relations with the banks named in the table. It is expected that the Company's relationship with these banks will continue in the future.

                                   PROPOSAL II

                       APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders, the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to examine the financial statements of the Company for the fiscal year ending June 30, 1998.

     The Company has been informed by Deloitte & Touche LLP that neither it nor its members nor its associates has any direct, nor any material indirect financial interest in the Company. Management is not aware of any material connection by such firm in the past with the Company in any capacity other than as independent auditors. It is not expected that a representative of Deloitte & Touche LLP will be present at the meeting.

     Audit services performed by Deloitte & Touche LLP during the fiscal year include examinations of the financial statements of the Company, services related to filings with the Securities and Exchange Commission and consultation on matters related to accounting, taxation and financial reporting. Professional services were reviewed by the Audit and Ethics Committee and the possible effect on the auditor's independence was considered.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSALS BY STOCKHOLDERS

     Stockholders wishing to have a proposal considered for inclusion in the Company's proxy statement for the 1998 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown herein. It must be received by the Company no later than June 30, 1998.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Common Stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. To the best of the Company's knowledge, there were no late filings by directors and executive officers during fiscal year 1997.

OTHER MATTERS

     The percentage total number of the outstanding shares represented at each of the last three years stockholders' meetings was as follows: 1994 -- 89.0%; 1995 -- 86.0%; 1996 -- 85.7%.

     The financial statements of the Company contained in the Annual Report to Shareholders for the year ended June 30, 1997, are incorporated herein by reference. Specifically incorporated herein by reference from the 1997 Annual Report to Shareholders, is the Independent Auditors' Report, Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Quarterly Financial Data.

     UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT P.O. BOX 877, DUBUQUE, IOWA 52004-0877.

     The Board of Directors does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment upon such matters unless a contrary direction is indicated by the Stockholder by his lining or crossing out the authority on the Proxy.

     Stockholders are urged to vote, date, sign and return the Proxy form in the enclosed envelope to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ R. J. KLOSTERMAN

                                   R. J. KLOSTERMAN
                                   Secretary

Dated: October 29, 1997
       Dubuque, Iowa

                                [LOGO] FLEXSTEEL

                                    FLEXSTEEL
                                INDUSTRIES, INC.




                                 NOTICE OF 1997

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

THE FLEXSTEEL INDUSTRIES, INC.        THIS PROXY IS SOLICITED ON BEHALF OF THE
P.O. BOX 877                          BOARD OF DIRECTORS FOR THE ANNUAL MEETING
DUBUQUE, IOWA 52004-0877             OF STOCKHOLDERS TO BE HELD DECEMBER 9, 1997

     The undersigned, a stockholder of Flexsteel Industries, Inc., hereby appoints K. Bruce Lauritsen and R. J. Klosterman and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Stockholders of Flexsteel Industries, Inc., to be held on Tuesday, December 9, 1997 at 3:30 P.M. at The Marquette, 710 Marquette Avenue, Minneapolis, MN 55402, and at any adjournments thereof as follows:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

Proposal No. 1 -- Election of 2 Class II Directors (Term Expires at the 2000
                  Annual Meeting):

                      ART D. RICHARDSON               JAMES R. RICHARDSON
                         (Class II)                         (Class II)

[ ] FOR all Nominees      [ ] WITHHELD from all  [ ] WITHHELD from the following
    (Except as marked to      Nominees               only: (Write name(s) below)
    the contrary)
                                                     ---------------------------

                                                     ---------------------------

--------------------------------------------------------------------------------

Proposal No. 2 -- Appointment of Deloitte & Touche LLP as Independent Auditors
                  for the ensuing fiscal year: [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


--------------------------------------------------------------------------------
In their discretion to vote upon such other business as may properly come before the meeting, or any adjournments thereof UNLESS THE STOCKHOLDER LINES OR CROSSES OUT THIS AUTHORITY.
--------------------------------------------------------------------------------
     (IMPORTANT: continued, and to be signed and dated, on the reverse side)

                                                    (CONTINUED FROM OTHER SIDE)

    The Undersigned hereby revokes any proxy or proxies to vote such shares heretofore given.

          PLEASE VOTE, DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE.


                                        Dated ___________________________, 1997.


                                        ________________________________________
                                                     (Signature)

                                        ________________________________________
                                        Signature of stockholder shall
                                        correspond exactly with the name
                                        appearing hereon.

                                        If a joint account, each owner must
                                        sign. When signing as attorney,
                                        executor, administrator, trustee,
                                        guardian or corporate official, give
                                        your full title as such.

This proxy when properly executed will be voted in the manner directed hereon by the above signed stockholder. If no direction is given, this proxy will be voted FOR Proposals 1 and 2, and the grant of authority to vote upon such other business as may properly come before the meeting or any adjournments thereof will not be crossed out.

                                                                   ANNUAL REPORT
                                                 FISCAL YEAR ENDED JUNE 30, 1997

--------------------------------------------------------------------------------

                       FLEXSTEEL INDUSTRIES INCORPORATED


                              ENHANCING EXCELLENCE




                                    [PHOTO]


                                     [LOGO]
                                  FLEXSTEEL(R)
                          AMERICA'S SEATING SPECIALIST

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

Year Ended June 30                                        1997                1996               1995
                                                      ------------        ------------       ------------
  Net Sales.......................................    $219,427,000        $205,008,000       $208,432,000
  Income Before Taxes.............................       9,473,000           7,052,000          8,111,000
  Net Income......................................       6,048,000           4,502,000          5,211,000

Per Share of Common Stock
  Earnings .......................................             .86                 .63                .73
  Cash Dividends..................................             .48                 .48                .48
  Average Shares Outstanding......................       7,024,000           7,172,000          7,178,000

At June 30
  Working Capital.................................      44,357,000          47,376,000         46,272,000
  Net Plant and Equipment.........................      26,214,000          23,046,000         24,376,000
  Total Assets....................................      99,173,000          95,874,000         96,271,000
  Shareholders' Equity............................      75,238,000          74,147,000         73,824,000
  Long-Term Debt..................................               0              35,000             70,000

--------------------------------------------------------------------------------

                                  [BAR CHARTS]

                                   NET SALES
                             (MILLIONS OF DOLLARS)




                               EARNINGS PER SHARE
                                   (DOLLARS)




                            CASH DIVIDENDS PER SHARE
                                   (DOLLARS)




                              BOOK VALUE PER SHARE
                                   (DOLLARS)




                            RETURN ON COMMON EQUITY
                                    (PERCENT)



[LOGO]
FLEXSTEEL(R)
AMERICA'S SEATING SPECIALIST
--------------------------------------------------------------------------------

[PHOTO]

FRONT COVER: "Lifestyle" collections such as this grouping, presenting pieces that are beautifully compatible, capture the consumer's imagination. Louis XVI influences and handsome carving distinguish the Charisma(R) chair and ottoman. The sofa is from our "Casual Collections" group, with relaxed styling in the popular "slip-cover" look and waterfall pleats.

ENHANCING EXCELLENCE: FLEXSTEEL'S UNIQUE CHALLENGE

TO OUR SHAREHOLDERS

[LOGO]
  We are pleased to announce that fiscal 1997 showed marked improvements for Flexsteel Industries, Inc. We achieved record revenues and improved our earnings despite a persistently competitive marketplace.

  Consolidated sales for the fiscal year ending June 30, 1997, totaled $219,427,000, an all-time high and an increase of 7% over revenues of $205,008,000 the previous fiscal year. Our net earnings for the year were $6,048,000, or $.86 per share, compared to earnings of $4,502,000 or $.63 per share a year earlier.

  This is progress in a retail environment which, for our industry, remains challenging; we remain, however, committed to goals which will further improve our results. We continue developing and implementing changes which will improve shareholder value.

  RESIDENTIAL SEATING

  Residential furniture sales began the fiscal year with modest gains in the extremely competitive domestic market. International sales, although a small percentage of our sales, were up significantly, even though the strength of the dollar, plus prevailing economic conditions in Canada and Mexico, were not especially favorable for sales of exported furniture.

  The major furniture market, both domestically and internationally, is held in High Point, North Carolina, and this spring your company introduced some of its most exciting new styles. These introductions were very well received in spite of reduced attendance resulting from slower retail furniture sales. Our enlarged showroom allowed us to display our new Collections more completely, in coordinated displays that emphasized today's less structured, softer, and more comfortable home fashions.

  Flexsteel's emphasis on growth continues with the new Comfort Seating Stores which will give us a dynamic presence in major metropolitan markets where we have been less visible in the past. At the same time, we are updating our dealers' in-store Flexsteel Galleries; both are, like our collections, cohesive and dynamic. Special packages of signage, photography and other dealer aids are put together by Flexsteel designers for maximum effectiveness and consumer appeal.


[PHOTO]
JACK B. CRAHAN, CHAIRMAN OF THE BOARD (L) AND K. BRUCE LAURITSEN, PRESIDENT AND CHIEF EXECUTIVE OFFICER. THE SOFA IS TYPICAL OF THOSE IN OUR "LIFESTYLES" COLLECTIONS.

  We expect furniture supply to exceed demand over the next few months, with resultant continuing pressure on prices and profit margins. The economy is booming, yet the furniture market is more complex, competitive, and intense than ever.


[PHOTO]
INTERESTING FABRICS COMBINE IN THIS "COLLAGE" SOFA, A POPULAR CHOICE. SHOWN WITH A POET'S CHAIR AND OTTOMAN SCALED FOR MAXIMUM COMFORT.

  RECREATIONAL VEHICLE SEATING

  The year began with a decline in sales of converted vans as more consumers turned to sports utility vehicles. As consumer confidence grew, our sales improved nicely in the second half of our fiscal year. Revenues in this division are at record levels as we continue to increase our market share.

  In March we announced the acquisition of the assets of Dygert Seating, Inc. including their RV seating production facility in Elkhart, Indiana. Dygert Seating, who had previously purchased another RV seating maker, Goshen Cushion, reported sales of over $30 million in 1996. We have long been a leading supplier to high-end motor homes and van conversions, and the addition of Dygert's lines gives us broader market coverage as well as greater production capacity in the van, sport vehicle, and light truck markets.

  COMMERCIAL SEATING

  We previously reported to you that we were consolidating production of our exposed wood chairs and contract seating line at our recently expanded and updated plant in Starkville, Mississippi. This transition has been completed, and in the third quarter we sold the facility in Sweetwater, Tennessee. With sales up 15% over the past year, even that facility has been hard-pressed to keep up with demand, and we have had to temporarily produce some orders in our other plants, resulting in a decrease in profit margins because of higher labor and overhead costs.

  We are confident of excellent future prospects in both the health care and hospitality fields, and we are totally committed to increasing capacity at Starkville. We have an excellent relationship with Stryker Medical who represents us in the health care field, and sales remain buoyant.

  VISIT OUR WEB SITE

  We encourage you to visit our web site (http://flexsteel.com) installed last October and featuring products from all divisions of Flexsteel. There is a news section including the latest financial releases plus cross links to both NASDAQ Online and QUOTE.COM which allows you to access the latest Flexsteel stock prices. We continue to improve this major online site; our latest addition is implementing the Flexsteel "Smart Shopper" e-mail data base marketing program to potential Flexsteel customers.

  JAMES G. PETERSON TO RETIRE

  Mr. James G. Peterson, who has been a valuable member of Flexsteel's Board of Directors since we went public in 1969, has announced that he will retire from our Board effective at the December 1997 Annual Stockholders' meeting. He earned our respect and admiration for his strong and creative contributions, and we will miss his wisdom and counsel.

  OUTLOOK

  Looking to the future, it appears we can expect a reasonable period of growth. Interest rates and inflation are low, and consumer confidence is high. In this market, one thing becomes abundantly clear - it is no longer "business as usual." Consumers insist on choice, and the manufacturer who has not cut costs and made significant operational changes, including applications of advanced information and material technologies, will simply not survive.

  As challenging as that may sound, your company will continue to take advantage of the many opportunities for future growth. Every aspect of our business is under scrutiny to help us increase earnings and improve shareholder's value. We are continuing our stock repurchase program and are committed to future dividend reviews. Our current dividend is one of the highest among our peer companies and we have paid uninterrupted dividends since 1938.

  We look forward to reporting our progress to you next year.


/s/ Jack B. Crahan

JACK B. CRAHAN
CHAIRMAN OF THE BOARD OF DIRECTORS


/s/ K. Bruce Lauritsen

K. BRUCE LAURITSEN
PRESIDENT & CHIEF EXECUTIVE OFFICER

[PHOTO]
[PHOTO]
COMFORT ON THE ROAD: FLEXSTEEL SEATING GRACES THE INTERIOR OF A FLEETWOOD PROWLER, TOP. LUXURIOUS RELAXING IN THE SHERATON BOSTON'S CIGAR LOUNGE, DESIGNED BY JOANNE SPENCER, RIGHT.

ENHANCING EXCELLENCE:  ELEGANCE AND PRACTICALITY

[LOGO]
  FURNITURE REFLECTS FASHION. BUYERS ARE CHOOSING A LESS-STRUCTURED LIFESTYLE IN EVERYTHING FROM ENTERTAINING TO CLOTHING, CHOICES RICHLY REFLECTED IN THE HOME ENVIRONMENTS THEY CREATE FOR THEMSELVES.

  Flexsteel designers of home fashions have responded with furniture that reflects these lifestyle choices.

  These were beautifully portrayed in our Lifestyle Collections which were introduced at our April High Point Market and very well received.

  A softer look permeated these collections with such details as relaxed pleats, soft, plush and downy cushions, and gentler tailoring. The result, in many styles, is closer to a slip-cover look but is more disciplined for more enduring good looks. It also allows us to retain the sense of elegance that reflects quality, even in casual styles, and appeals to today's consumer.

  The collections concept also fits neatly into our upscaled Flexsteel Gallery presentations and the new, highly-integrated Comfort Seating showrooms. It contributes to more sales, for the customer with a vision of a personal look may find it not in a single piece but in several that combine to create that look.

  Leather is still popular for its prestige, natural good looks, strength, and practicality. Flexsteel designers, adept at the selection and application of leather, have developed today's softer look, using hides chosen for their excellent hand.

  High-leg recliners and Press back chair-and-ottoman combinations answer a growing demand for comfort with a sense of elegance. Our new Press back chairs, which allow the user to recline by leaning against the chair back, have been well received.

  In our commercial seating markets of extended-stay hotels and retirement living, we see similar trends. In those new or remodeled hotels and motels offering suites, Flexsteel seating - especially recliners - are appearing more often. Fine, durable, specially designed Flexsteel seating is also at home in senior living facilities where the thrust has been to make surroundings less institutional and as residential and pleasant as possible. Even our health-care furniture, created to meet special problems such as incontinence, reflects our designers dedication to handsome furniture.

  Our RV seating designers meet today's relaxed attitude with sleek automotive styling, while in motor homes and travel trailers they continue to create seating for distinctive interiors that must also emphasize comfort and safety.

  From their homes to their vacations, our customers find their lifestyles reflected in Flexsteel's fine furniture and seating, all designed to be a joy to live with.


[PHOTO]
[PHOTO]
RELAXED AND CASUAL ELEGANCE, TYPICAL OF TODAY'S FASHIONS, IS CAPTURED IN A STUNNING CONVERSATIONAL GROUP IN LEATHER, TOP. THE MIXED-MEDIA TABLE, RECENTLY ADDED TO THE FLEXSTEEL LINE, COORDINATES BEAUTIFULLY. HIGH-LEG RECLINERS, LIKE THE SPOON-LEG RECLINER AT RIGHT, ARE POPULAR.

ENHANCING EXCELLENCE: ENLISTING TECHNOLOGY

[LOGO]
  FINE FURNITURE BY INSPIRED DESIGNERS STILL NEEDS THE HANDS-ON EXPERTISE OF FLEXSTEEL'S SKILLED ARTISANS TO COME TO BEAUTIFUL LIFE. TODAY'S TECHNOLOGY EXTENDS THE REACH OF THE DESIGNER AND ASSISTS THE HANDS OF THE CRAFTSMAN.

  The rapid development of information technology means we can reach more potential customers and give them more up-to-date information. We continue to develop our own applications for faster, more accurate communication with our dealers. We use it to schedule delivery of components to our associates creating finished pieces of beautiful furniture. Communication is also faster and more convenient for our associates and our suppliers. We can schedule shipping and production for efficient, just-in-time deliveries. All these techniques shorten turn-around time from order to delivery.

  Flexsteel's home page on the Internet received over 50,000 hits last month. With our Flexsteel "Smart Shopper" data base program, our potential customers can learn, via e-mail, of special promotions at the nearest Flexsteel dealer. The home page emphasizes our quality story through handsome photography and cut-aways of construction details. The customer may even, through Broder bound's 3D Home Interiors software, see how selected items of Flexsteel furniture will appear in a room she is designing.

  Our totally integrated Comfort Seating Showrooms provide us, the dealer, and the shopper the maximum advantages of the latest technology. Customers view Flexsteel styles on our Sneak Preview video catalog and can even see the effect of fabric choice on frame choice. With the instantaneous communication provided by EDI (Electronic Data Interchange), the dealer can check availability of that fabric, place an order, and obtain a delivery date while the customer is in the store.

  Advancements in materials technology allow us to offer softer cushions in home seating and molded foam in recreational vehicle seats. In both cases, consistency and user comfort are increased and production is simplified. We've also applied technology to frames: by using laminated hardwoods, we've made our frames stronger and more durable while using natural resources more efficiently.

  Exciting technology applications are all through Flexsteel: gallery designers use CAD (Computer-Aided Design), while our plants are equipped with CNC routers and computer controlled cutters; our RV seating designers are developing intelligent seat systems with power throughout. They have already developed an integral seat belt for bucket seats in motor homes, and a patent is pending on an adjustable arm rest that remains parallel with the floor when the seat reclines.

  High tech helps us maintain quality and simplify tasks, but in the end it is still the human touch that ensures that Flexsteel furniture is always a beautiful pleasure to own.


[PHOTO]
[PHOTO]
FROM THE CASUAL CLASSIC COLLECTION: A PILLOW BACK SOFA WITH APPLE-SHAPED FEET; THE EVER-POPULAR WING CHAIR UPDATED; AND FLEXSTEEL OCCASIONAL TABLES, ABOVE. OUR NEWLY-DEVELOPED, INTEGRATED SEAT BELT ADDS COMFORT AND SAFETY TO A HANDSOME MOTOR HOME BUCKET SEAT, RIGHT.

ENHANCING EXCELLENCE: EXPANDING MARKETS

 OUR INDEPENDENT DEALERS HAVE HISTORICALLY BEEN THE SOURCE OF FLEXSTEEL'S STRENGTH. IN CITIES ACROSS THE NATION, THEY ARE OUR LINK TO THE HOME FURNISHINGS MARKET WHERE CONSUMER LOYALTY IS BUILT.

  Though many of the smaller retailers that dominated the market a few decades ago have disappeared, the surviving dealers are larger and stronger than ever. To continue in their strong market positions, it is essential to such dealers to have a dependable relationship with an equally strong manufacturer. Flexsteel, with its extensive dealer programs, offers its dealers a breadth of line and many support functions that are not available from the smaller manufacturers.

  In dealers' in-store Flexsteel Galleries and in the new free-standing Comfort Seating Showrooms, our designers help with the showroom design from vignettes to color choices to patterns of traffic flow. Dealer support includes national advertising, numerous print and electronic advertising aids, plus tie-ins to our Web site on the Internet. Our dealers opened nine new Flexsteel in-store galleries during fiscal 1997, and eight more are scheduled to open by year-end. Three Comfort Seating Showrooms are already open and five more are in various stages of planning. These Comfort Seating Showrooms are giving us a strong new presence in such major metropolitan markets as Chicago and Milwaukee.

  We recently expanded our regional sales manager staff. We now have four managers instead of three, allowing each manager to better focus on our sales associates and their customers.

  Major multiple stores, such as J. C. Penney and Sears, provide another important outlet for our upholstered furniture. We are quite proud that we received, for the second consecutive year, the Sears Quality Award, resulting from a rigorous evaluation of market performance and quality of our product and service.

  The necessity of quick responsiveness to a sometimes unpredictable market is nowhere more visible than in the market for recreational seating. After a love affair lasting almost twenty years with converted vans, many consumers have switched their loyalties to sports utility vehicles and light trucks.

  Flexsteel's seating sales in this market, however, remain strong with our addition of expanded lines for pickups and other utility vehicles. Recently, through our purchase of Dygert Seating, we've expanded our presence into more price brackets of the market. With our already-strong presence in motor homes and other high-end vehicles, we are now the largest supplier of seating for recreational vehicles.

  We have also found a promising market in the marine industry. Flexsteel designs are now in all 17 models produced by Carver Boats. (See photo on back cover.)

  Throughout our more than a century of history, Flexsteel's maintenance of excellent relations with our customers has been an essential component to our continuing success in the marketplace.


[PHOTO]
[PHOTO]
UPHOLSTERED CHAIRS WITH CARVED-WOOD ARMS AND LEGS, LIKE THIS CHARISMA(R) CHAIR, RIGHT ABOVE, CONTINUE IN DEMAND. A TOP SELLER IN THE VAN CONVERSION MARKET IS THE DYGERT-DESIGNED GROUP, RIGHT, WITH SMART AUTOMOTIVE DETAILING ON SEATS AND BACK.

FLEXSTEEL INDUSTRIES, INC.
FIVE YEAR REVIEW

(All amounts in thousands except for Per Share data)
                                                       1997          1996          1995          1994          1993
                                                       ----          ----          ----          ----          ----
SUMMARY OF OPERATIONS
  Net Sales.....................................     $219,427      $205,008      $208,432      $195,388      $177,271
  Cost of Sales.................................      173,088       161,451       164,231       151,066       136,110
  Interest and Other Expense....................          345           358           372           270           252
  Interest and Other Income.....................        1,833         1,048           973           990         1,460
  Income Before Taxes...........................        9,473         7,052         8,111        10,092         9,710
  Income Taxes..................................        3,425         2,550         2,900         3,625         3,525
  Net Income (1)................................        6,048         4,502         5,211         6,787         6,185
  Earnings per Common Share (1).................          .86           .63           .73           .95           .87
  Cash Dividends per Common Share...............          .48           .48           .48           .48           .48

STATISTICAL SUMMARY
  Average Common Shares Outstanding.............        7,024         7,172         7,178         7,140         7,090
  Book Value per Common Share...................        10.86         10.45         10.28          9.98          9.57
  Total Assets..................................       99,173        95,874        96,271        95,088        87,861
  Net Plant and Equipment.......................       26,214        23,046        24,376        18,829        17,208
  Capital Additions.............................        5,273         3,298         9,948         5,074         3,273
  Working Capital...............................       44,357        47,376        46,272        47,787        49,707
  Long-Term Debt................................            0            35            70           105           140
  Shareholders' Equity..........................       75,238        74,147        73,824        71,289        67,855

SELECTED RATIOS
  Earnings as Percent of Sales..................          2.8%          2.2%          2.5%          3.5%          3.5%
  Current Ratio.................................          3.1           3.5           3.4           3.3           3.9%
  Return on Total Capital.......................          8.0%          6.1%          7.1%          9.5%          9.1%
  Return on Beginning Common Equity.............          8.2%          6.1%          7.3%         10.0%          9.6%
  Average Number of Employees...................        2,320         2,230         2,375         2,240         2,120


(1) 1994 income and per share amounts reflect cumulative effect of accounting change as of June 30, 1994, of $320,000 (net of income taxes) or $.04 per share income.
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF FLEXSTEEL INDUSTRIES, INC.:

    We have audited the accompanying balance sheets of Flexsteel Industries, Inc. as of June 30, 1997 and 1996, and the related statements of income and changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexsteel Industries, Inc. as of June 30, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                         DELOITTE & TOUCHE LLP

                                         MINNEAPOLIS, MINNESOTA
                                         AUGUST 8, 1997

FLEXSTEEL INDUSTRIES, INC.
BALANCE SHEETS

                                                                                     JUNE 30,
                                                                           ---------------------------
                                                                               1997            1996
                                                                           -----------     -----------
ASSETS

 CURRENT ASSETS:
  Cash and cash equivalents............................................    $ 4,445,327     $ 3,867,742
  Investments  ........................................................      5,041,154       8,940,603
  Trade receivables - less allowance for doubtful
    accounts: 1997, $2,799,000; 1996, $2,153,000.......................     25,348,941      24,464,171
  Inventories..........................................................     26,985,554      26,082,857
  Deferred income taxes................................................      2,620,000       2,010,000
  Other................................................................        806,117         732,054
                                                                           -----------     -----------
      Total current assets.............................................     65,247,093      66,097,427
PROPERTY, PLANT AND EQUIPMENT, net.....................................     26,214,405      23,046,224
OTHER ASSETS...........................................................      7,711,179       6,730,513
                                                                           -----------     -----------
            TOTAL......................................................    $99,172,677     $95,874,164
                                                                           ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable - trade.............................................    $ 3,845,362     $ 3,574,232
  Accrued liabilities:
    Payroll and related items..........................................      4,440,219       3,433,562
    Insurance..........................................................      6,057,093       5,347,758
    Other accruals.....................................................      4,237,556       3,731,364
  Industrial revenue bonds payable.....................................      2,310,000       2,635,000
                                                                           -----------     -----------
        Total current liabilities......................................     20,890,230      18,721,916
LONG-TERM DEBT.........................................................                         35,000
DEFERRED COMPENSATION .................................................      3,044,418       2,969,847
                                                                           -----------     -----------
      Total liabilities................................................     23,934,648      21,726,763
                                                                           -----------     -----------
SHAREHOLDERS' EQUITY:
  Common stock - $1 par value; authorized 15,000,000 shares;
    issued 1997, 6,927,310 shares; 1996, 7,095,044 shares .............      6,927,310       7,095,044
  Additional paid-in capital...........................................                        556,632
  Retained earnings....................................................     67,750,719      66,266,325
  Unrealized investment gain...........................................        560,000         229,400
                                                                           -----------     -----------
              Total shareholders' equity...............................     75,238,029      74,147,401
                                                                           -----------     -----------
                           TOTAL.......................................    $99,172,677     $95,874,164
                                                                           ===========     ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
----------------------------------------------------------------------------

REPORT OF MANAGEMENT

To the Shareholders of Flexsteel Industries, Inc.:

  Management is responsible for the financial and operating information contained in this Annual Report, including the financial statements covered by the report of Deloitte & Touche LLP, our independent auditors. The statements were prepared in conformity with generally accepted accounting principles and include amounts based on estimates and judgments of management.

  The Company maintains a system of internal controls to provide reasonable assurance that the books and records reflect the authorized transactions of the Company. There are limits inherent in all systems of internal control because their cost should not exceed the benefits derived. The Company believes its system of internal controls and internal audit functions balance the cost/ benefit relationship.

  The Audit & Ethics Committee of the Board of Directors, composed solely of outside directors, annually recommends to the Board of Directors the appointment of the independent auditors that are engaged to audit the financial statements of the Company and to express an opinion thereon. The independent auditors' opinion is expressed on page 6. The Audit & Ethics Committee meets periodically with the independent auditors to review financial reports, accounting and auditing practices and controls.


K. BRUCE LAURITSEN                                     RONALD J. KLOSTERMAN
PRESIDENT                                              VICE PRESIDENT, FINANCE
CHIEF EXECUTIVE OFFICER                                CHIEF FINANCIAL OFFICER
                                                       SECRETARY

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF INCOME AND
CHANGES IN SHAREHOLDERS' EQUITY


STATEMENTS OF INCOME
                                                                     FOR THE YEARS ENDED JUNE 30,
                                                          -------------------------------------------------
                                                              1997               1996              1995
                                                          ------------       ------------      ------------
NET SALES............................................     $219,426,736       $205,008,245      $208,432,198
                                                          ------------       ------------      ------------
OPERATING EXPENSES:
  Cost of goods sold.................................      173,088,406        161,450,649       164,230,883
  Selling, general and administrative................       38,352,665         37,195,178        36,692,054
                                                          ------------       ------------      ------------
          Total......................................      211,441,071        198,645,827       200,922,937
                                                          ------------       ------------      ------------
OPERATING INCOME.....................................        7,985,665          6,362,418         7,509,261
                                                          ------------       ------------      ------------
OTHER:
  Interest and other income..........................        1,832,917          1,048,074           973,371
  Interest and other expense.........................         (345,148)          (358,322)         (371,729)
                                                          ------------       ------------      ------------
          Total......................................        1,487,769            689,752           601,642
                                                          ------------       ------------      ------------
INCOME BEFORE INCOME TAXES...........................        9,473,434          7,052,170         8,110,903
PROVISION FOR INCOME TAXES...........................        3,425,000          2,550,000         2,900,000
                                                          ------------       ------------      ------------
NET INCOME...........................................     $  6,048,434       $  4,502,170      $  5,210,903
                                                          ============       ============      ============
AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING .......................................        7,024,021          7,172,299         7,178,285
                                                          ============       ============      ============
EARNINGS PER SHARE OF COMMON STOCK...................     $        .86       $        .63      $        .73
                                                          ============       ============      ============


STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                        COMMON STOCK           ADDITIONAL                   UNREALIZED
                                        ------------            PAID-IN        RETAINED     INVESTMENT
                                     SHARES     PAR VALUE       CAPITAL        EARNINGS     GAIN (LOSS)       TOTAL
                                   ---------    ----------     ----------     -----------    ---------     -----------
Balance at June 30, 1994           7,155,012    $7,155,012     $1,015,940     $63,437,854    $(320,000)    $71,288,806
Issuance of Company Stock             38,112        38,112        370,814                                      408,926
Investment Valuation
   Adjustment                                                                                  364,000         364,000
Cash Dividends                                                                 (3,449,054)                  (3,449,054)
Net Income                                                                      5,210,903                    5,210,903
                                   ---------    ----------     ----------     -----------    ---------     -----------
Balance at June 30, 1995           7,193,124     7,193,124      1,386,754      65,199,703       44,000      73,823,581
Purchase of Company Stock           (132,453)     (132,453)    (1,178,986)                                  (1,311,439)
Issuance of Company Stock             34,373        34,373        348,864                                      383,237
Investment Valuation
   Adjustment                                                                                  185,400         185,400
Cash Dividends                                                                 (3,435,548)                  (3,435,548)
Net Income                                                                      4,502,170                    4,502,170
                                   ---------    ----------     ----------     -----------    ---------     -----------
Balance at June 30, 1996           7,095,044     7,095,044        556,632      66,266,325      229,400      74,147,401
Purchase of Company Stock           (186,345)     (186,345)      (722,573)     (1,212,626)                  (2,121,544)
Issuance of Company Stock             18,611        18,611        165,941                                      184,552
Investment Valuation
   Adjustment                                                                                  330,600         330,600
Cash Dividends                                                                 (3,351,414)                  (3,351,414)
Net Income                                                                      6,048,434                    6,048,434
                                   ---------    ----------     ----------     -----------    ---------     -----------
Balance at June 30, 1997           6,927,310    $6,927,310     $        0     $67,750,719    $ 560,000     $75,238,029
                                   =========    ==========     ==========     ===========    =========     ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF CASH FLOW


                                                         FOR THE YEARS ENDED JUNE 30,
                                                   -------------------------------------------
                                                       1997            1996           1995
                                                   ------------    -----------    ------------
OPERATING ACTIVITIES:
Net income .....................................   $  6,048,434    $ 4,502,170    $  5,210,903
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
   Depreciation ................................      5,129,246      4,619,511       4,135,053
   (Gain) loss on disposition of capital assets        (646,050)       (83,878)         49,004
   Trade receivables ...........................        688,561     (1,559,124)      2,710,379
   Inventories .................................        637,112       (161,183)        663,723
   Other current assets ........................        256,487        112,503          68,744
   Other assets ................................       (980,666)      (544,369)       (519,313)
   Accounts payable - trade ....................        271,130     (1,182,759)       (114,639)
   Accrued liabilities .........................      2,244,775        809,535        (895,856)
   Deferred compensation .......................         74,571         29,518          16,600
   Deferred income taxes .......................       (610,000)       (10,000)        340,000
                                                   ------------    -----------    ------------
Net cash provided by
   operating activities ........................     13,113,600      6,531,924      11,664,598
                                                   ------------    -----------    ------------
INVESTING ACTIVITIES:
   Construction funds held in escrow ...........                                     2,034,248
   Payment for purchase of business assets .....     (6,933,951)
   Purchases of investments ....................     (1,517,439)    (4,178,560)     (2,751,519)
   Proceeds from sales of investments ..........      5,747,488      3,691,972       4,565,254
   Proceeds from sales of capital assets .......      1,112,201         91,818         216,451
   Capital Expenditures ........................     (5,273,317)    (3,297,623)     (9,947,507)
                                                   ------------    -----------    ------------
Net cash used in investing activities ..........     (6,865,018)    (3,692,393)     (5,883,073)
                                                   ------------    -----------    ------------
FINANCING ACTIVITIES:
   Repayment of borrowings .....................       (360,000)      (360,000)       (360,000)
   Payment of dividends ........................     (3,374,005)    (3,452,124)     (3,447,487)
   Proceeds from issuance of common stock ......        184,552        383,237         408,926
   Repurchase of common stock ..................     (2,121,544)    (1,311,439)
                                                   ------------    -----------    ------------
Net cash used in financing activities ..........     (5,670,997)    (4,740,326)     (3,398,561)
                                                   ------------    -----------    ------------
Increase (decrease) in cash and cash equivalents        577,585     (1,900,795)      2,382,964
Cash and cash equivalents at beginning of year .      3,867,742      5,768,537       3,385,573
                                                   ------------    -----------    ------------
Cash and cash equivalents at end of year .......   $  4,445,327    $ 3,867,742    $  5,768,537
                                                   ============    ===========    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for
     Interest ..................................   $    103,000    $   123,000    $    135,000
     Income taxes ..............................   $  3,640,000    $ 1,927,000    $  3,555,000

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FLEXSTEEL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   DESCRIPTION OF BUSINESS - Flexsteel Industries, Inc. (the Company) manufactures and sells upholstered furniture and other seating products.

   USE OF ESTIMATES - the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   FAIR VALUE - the Company's cash, accounts receivable, accounts payable, accrued liabilities and other liabilities are carried at amounts which reasonably approximate their fair value due to their short-term nature. Fair values of investments in debt and equity securities are disclosed in Note 2.

   CASH EQUIVALENTS - the Company considers highly liquid investments with original maturities of less than three months as the equivalent of cash.

   REVENUE RECOGNITION - is upon delivery of product.

   INVENTORIES - are stated at the lower of cost or market. Raw steel, lumber and wood frame parts are valued on the last-in, first-out (LIFO) method. Other inventories are valued on the first-in, first-out (FIFO) method.

   PROPERTY, PLANT AND EQUIPMENT - is stated at cost and depreciated using the straight-line method.

   INSURANCE - The Company is self-insured for health care and most worker's compensation up to predetermined amounts above which third party insurance applies. The Company is contingently liable to insurance carriers under the comprehensive general, product, and vehicle liability policies, as well as, some worker's compensation, and has provided a letter of credit in the amount of $1,623,000. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and based on Company experience.

   INCOME TAXES - deferred income taxes result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements.

   EARNINGS PER SHARE - are based on the weighted average number of common shares outstanding during each year. The exercise of employee stock options would have no material effect on earnings per share.

   ACQUISITION - on March 18, 1997 the Company announced the acquisition of certain assets of Dygert Seating, Inc. and the related production facilities in Elkhart, Indiana for $6,933,951. The purchase included accounts receivable of approximately $1,573,000, inventory of approximately $1,540,000, and fixed and other current assets of approximately $3,821,000.

   RECLASSIFICATIONS - certain prior years' amounts have been reclassified to conform to the 1997 presentation.

2. INVESTMENTS
   Debt and equity securities are included in Investments and in Other Assets, at fair value based on quoted market prices, and are considered as available for sale. The amortized cost and estimated market values of investments are as follows:
                               June 30, 1997                 June 30, 1996
                               -------------                 -------------
                            Debt          Equity          Debt          Equity
                         Securities     Securities     Securities     Securities
                         ----------     ----------     ----------     ----------
   Amortized Cost       $ 5,505,167    $ 2,315,994    $ 8,987,896    $ 2,296,905
   Unrealized gains
   (losses)                 (27,689)       904,344       (144,740)       499,199
                        -----------    -----------    -----------    -----------
   Est. Market Value    $ 5,477,478    $ 3,220,338    $ 8,843,156    $ 2,796,104
                        ===========    ===========    ===========    ===========

   As of June 30, 1997, the maturities of debt securities are $1,984,560 within one year, $3,174,743 in one to five years, and $318,175 over six years.

3. INVENTORIES
   Inventories valued on the LIFO method would have been approximately $2,001,000 and $2,024,000 higher at June 30, 1997 and 1996, respectively, if they had been valued on the FIFO method. A comparison of inventories is as follows:
                                                   June 30,
                                                   --------
                                             1997              1996
                                         ------------    ------------
   Raw materials..............           $ 13,529,232    $ 12,936,114
   Work in process and finished parts       7,689,051       7,594,621
   Finished goods.............              5,767,271       5,552,122
                                         ------------    ------------
      Total...................           $ 26,985,554    $ 26,082,857
                                         ============    ============

4. PROPERTY, PLANT AND EQUIPMENT
                                                  June 30,
                         Estimated                --------
                         Life (Years)        1997             1996
                         ------------    -----------    -----------
   Land................                  $ 1,642,422    $ 1,609,572
   Buildings and
      improvements.....    3 - 50         24,485,437     23,710,516
   Machinery and
      equipment........    3 - 15         28,024,677     24,455,532
   Delivery equipment..    2 - 9          13,818,489     13,041,661
   Furniture and fixtures  3 - 15          5,205,537      4,440,375
                                         -----------    -----------
      Total............                   73,176,562     67,257,656
    Less accumulated
      depreciation.....                   46,962,157     44,211,432
                                         -----------    -----------
      Net..............                  $26,214,405    $23,046,224
                                         ===========    ===========

5. BORROWINGS
   The Company is obligated for $2,275,000 for Industrial Revenue Bonds at June 30, 1997 which were issued for the financing of property, plant and equipment. The obligations are variable rate demand bonds with a weighted average rate for years ended June 30, 1997, 1996, and 1995 of 3.94%, 4.13%, and 4.05%, respectively, and are due in annual installments of $325,000 through 2004, if not paid earlier upon demand of the holder. The Company has issued a letter of credit to guarantee the payment of these bonds in the event of default. No amounts were outstanding on this letter at June 30, 1997. In addition, the Company is obligated for General Obligation Development Bonds of $35,000 bearing interest at 5.0% payable in 1998.

6. INCOME TAXES
   The total income tax provision for the years ended June 30, 1997, 1996, and 1995 was 36.2%, 36.2% and 35.8%, respectively, of income before income taxes.

   PROVISION - COMPRISED OF THE FOLLOWING:
                              1997          1996          1995
                           ----------    ----------    ----------
   Federal - current..     $3,528,000    $2,240,000    $2,230,000
   State - current....        507,000       320,000       330,000
   Deferred...........       (610,000)      (10,000)      340,000
                           ----------    ----------    ----------
      Total...........     $3,425,000    $2,550,000    $2,900,000
                           ==========    ==========    ==========

   DEFERRED INCOME TAXES - COMPRISED OF THE FOLLOWING:
                                       June 30, 1997     June 30, 1996
                                     Asset (Liability)  Asset (Liability)
                                     -----------------  -----------------
   Asset allowances...............      $ 1,025,000       $   793,000
   Deferred compensation..........        1,126,000         1,099,000
   Other accruals and allowances..        1,756,000         1,542,000
   Excess of tax over book depreciation  (1,287,000)       (1,424,000)
                                        -----------       -----------
      Total.......................      $ 2,620,000       $ 2,010,000
                                        ===========       ===========

7. CREDIT ARRANGEMENTS
   The Company has lines of credit of $5,700,000 with banks for short-term borrowings at the prime rate in effect at the date of the loan. On $1,000,000 of such line, the Company is required to maintain compensating bank balances equal to 5% of the line of credit plus 5% of any amounts borrowed. There were no short-term bank borrowings during 1997 or 1996.

8. SHAREHOLDERS' EQUITY
   The Company has authorized 60,000 shares of cumulative, $50 par value preferred stock and 700,000 shares of undesignated, $1 par value (subordinated) stock, none of which is outstanding.

9. STOCK OPTIONS
   At June 30, 1997, 319,140 shares were available for future grants. The options granted under the stock option plans expire 10 years from the date of grant. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based employee compensation plans using the intrinsic value method prescribed by the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employee," and related interpretations. The effect of applying the fair value method of SFAS No. 123 to the Company's option plans would result in net income and net income per share that are not materially different from the amounts reported in the Company's financial statements.

   Changes in options outstanding are as follows:

                                   Shares       Price Range
                                   ------       -----------
   June 30, 1994 Outstanding       240,520    $10.50 - 15.75
   Granted................          94,360     10.50 - 11.125
   Exercised..............         (17,000)        11.00
   Cancelled..............         (41,210)    10.50 - 14.875
                                   -------
   June 30, 1995  Outstanding      276,670     10.50 - 15.75
   Granted................          91,950         11.25
   Cancelled..............         (26,140)    10.50 - 14.875
                                   -------
   June 30, 1996  Outstanding      342,480     10.50 - 15.75
   Granted................         103,400     10.25 - 12.75
   Exercised..............          (6,800)    10.25 - 10.50
   Cancelled..............          (6,900)    10.50 - 14.875

   June 30, 1997  Outstanding      432,180    $10.25 - 15.75
                                   =======

10. PENSION AND RETIREMENT PLANS
   The Company sponsors various defined contribution pension and retirement plans which cover substantially all employees, other than employees covered by multiemployer pension plans under collective bargaining agreements. It is the Company's policy to fund all pension costs accrued. Total pension and retirement plan expense was $1,352,000 in 1997, $1,326,000 in 1996, and $1,295,000 in 1995, including $300,000 in 1997, $287,000 in 1996, and
   $274,000 in 1995, for the Company's matching contribution to retirement savings plans. The Company's cost for pension plans is determined as 2% - 4% of each covered employee's wages. The Company's matching contribution for the retirement savings plans is 25% - 50% of employee contributions (up to 4% of their earnings). In addition to the above, amounts charged to pension expense and contributed to multiemployer defined benefit pension plans administered by others under collective bargaining agreements were $1,102,000 in 1997, $1,135,000 in 1996, and $1,203,000 in 1995.

11. MANAGEMENT INCENTIVE PLANS
   The Company has an incentive plan that provides for shares of common stock to be awarded to key employees based on a targeted rate of earnings to common equity as established by the Board of Directors. Shares awarded to employees are subject to the restriction of continued employment with 33 1/3% of the stock received by the employee on the award date and the remaining shares issued after one and two years. Under the plan 31,053 and 13,687 shares were awarded, and the amounts charged to income were $365,000, and $150,000 in 1997 and 1995 respectively. No shares were awarded in 1996. At June 30, 1997, 348,257 shares were available for future grants.

12. SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION
   (UNAUDITED - in thousands of dollars, except per share amounts)

                                               Quarters
                            --------------------------------------------
                              1st          2nd         3rd         4th
                              ---          ---         ---         ---
   1997:
    Net Sales.............  $52,019      $50,552     $56,803     $60,053
    Gross Profit..........   11,374       10,775      11,802      12,387
    Net Income............    1,462        1,203       1,686(1)    1,697
    Earnings Per Share....      .21          .17         .24(1)      .24
    Dividends Per Share...      .12          .12         .12         .12
  * Market Price
      High................       12       13 3/4      13 5/8      12 1/2
      Low.................   10 1/4       11 1/2      10 3/4      10 1/2
   (1) Includes a gain on the sale of the Sweetwater, Tennessee facility of approximately $350,000.

                                               Quarters
                            --------------------------------------------
                              1st          2nd         3rd         4th
                              ---          ---         ---         ---
   1996:
    Net Sales.............  $49,227      $48,177     $53,213     $54,391
    Gross Profit..........    9,857        9,687      11,689      12,325
    Net Income ...........      428          716       1,433       1,925
    Earnings Per Share....      .06          .10         .20         .27
    Dividends Per Share...      .12          .12         .12         .12
  * Market Price
      High................   12 5/8           12      10 3/4      11 3/4
      Low.................   10 1/4       10 1/4       8 1/4       9 1/2
  * Reflects the market prices as quoted by the National Association of Securities Dealers, Inc.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

FINANCIAL CONDITIONS
   Working Capital - Flexsteel's working capital at June 30, 1997 is $44,357,000 which includes cash, cash equivalents, and investments of $9,486,000. Working capital decreased by $3,019,000 from June 30, 1996. The decrease in working capital was primarily due to the purchase of certain assets of Dygert Seating, Inc., and the repurchase of Company common stock. The Company has lines of credit of $5,700,000 with banks for short-term borrowings, which have not been utilized since 1979. The Company has outstanding borrowings of $2,275,000 in the form of variable rate demand industrial development revenue bonds.

   Capital Expenditures - Capital expenditures were $8,703,000 in fiscal 1997 including approximately $3,430,000 pertaining to the Dygert asset acquisition. Expenditures for manufacturing and delivery equipment were approximately $5,273,000. Projected capital spending in fiscal 1998 is approximately $3,000,000 for manufacturing and delivery equipment. The funds required for these expenditures will be provided from available cash.

   Dividends - Dividends were $.48 per share both years. The Board of Directors determines dividend levels based on the Company's ability to pay its obligations, capital expenditure requirements, and other related factors. The Company has paid dividends on its common stock for 222 consecutive quarters. The company expects to continue regular dividend payments. As of June 30, 1997 there were approximately 1,920 shareholders of Flexsteel's outstanding common stock.

   Pending Accounting Changes - The Financial Accounting Standards Board (FASB) has issued SFAS No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure" which are effective for fiscal years ending after December 15, 1997. The FASB has also issued SFAS No. 130 "Reporting Com pre hensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which are effective for fiscal years beginning after December 15, 1997. The Company expects that adoption of these statements will not have a material effect on the Company's results of operations or financial position when they are adopted.

   Economic Conditions - With interest rates and inflation at relatively low levels and consumer confidence remaining high, demand for the Company's seating products should remain steady throughout fiscal 1998. The Company is positioned to capitalize on the consumer confidence which currently exists through product design efforts to better target specific residential furniture consumers, increased capacity and market penetration in the recreational vehicle market place, and maximization of growth opportunities in the hospitality and health care fields. These factors, in conjunction with continued efforts to identify and implement cost savings, improve manufacturing process efficiencies, and increase utilization of production facilities, should result in operating profit improvements.

RESULTS OF OPERATIONS
FISCAL 1997 COMPARED TO FISCAL 1996
   Sales for 1997 increased by $14,418,000 or 7.0% compared to 1996. Home Furnishings sales volume increased $4,960,000 or 3.9%. Recreational Vehicle products increased $6,481,000 or 11.2%. Approximately $6,200,000 of this increase relates to the acquisition of Dygert Seating Inc. Commercial Seating volume increased $2,977,000 or 16.4%. Cost of goods sold increased by $11,638,000 for the year as compared to 1996 due to the volume increase. Selling, general and administrative expenses increased by $1,157,000 due primarily to the Dygert acquisition and volume related increases in variable expenses. Selling, general, and administrative expenses, as a percentage of sales, decreased from 18.1% in fiscal 1996 to 17.5% in fiscal 1997. This percentage decrease reflects the Company's ability to control fixed costs in relation to the volume increase. Interest and other income increased by $785,000, primarily due to a gain of approximately $550,000 on the sale of the Sweetwater, Tennessee facility. The above factors resulted in fiscal year 1997 earnings of $6,048,000 or $.86 per share compared to $4,502,000 or $.63 per share in fiscal 1996, a net increase of $1,546,000 or $.23 per share.

FISCAL 1996 COMPARED TO FISCAL 1995
   Sales for 1996 decreased by $3,424,000 or 1.6% compared to 1995. Home Furnishings sales volume decreased $2,848,000 or 2.2%, Recreational Vehicle products decreased $2,519,000 or 4.2%, while Commercial Seating increased $1,943,000 or 12.0%. Cost of goods sold decreased by $2,780,000 for the year as compared to 1995 due to the volume decrease. Selling, general and administrative expenses were 18.1% in fiscal 1996 compared to 17.6% in fiscal 1995. This increase reflects approximately $400,000 of additional costs associated with enhancements to our Comfort Seating Gallery Program and an increase of approximately $675,000 in bad debt provision. The above factors resulted in fiscal year 1996 net earnings of $4,502,000 or $.63 per share compared to $5,211,000 or $.73 per share in fiscal 1995, a net decrease of $709,000 or $.10 per share.

FISCAL 1995 COMPARED TO FISCAL 1994
   Sales for 1995 increased by $13,044,000 or 6.7% compared to 1994. Home Furnishings sales volume increased $8,359,000 or 6.8%, Contract Furniture increased $2,507,000 or 18.2%, and Recreational Vehicle products increased $2,178,000 or 3.7%. Cost of goods increased $13,164,000 for the year as compared to 1994. Approximately $3,000,000 of this increase relates to lower margins, increased material costs, and inefficiencies due to decreased volume in the fourth quarter of the year, with the remainder due to overall increased volume for the year. Selling, general and administrative expenses were 17.6% in fiscal 1995 compared to 17.9% in 1994. The Company continues to control fixed costs while increasing volume. Interest expense increased by $102,000 due to financing the Starkville, Mississippi, expansion. In fiscal 1994 the Company made an accounting principle change in adopting Statement of Financial Accounting Standards (SFAS) No. 115 which resulted in net cumulative income of $320,000 or $.04 per share. The above factors resulted in fiscal year 1995 net earnings of $5,211,000 or $ .73 per share compared to $6,787,000 or $ .95 per share in fiscal 1994, a net decrease of $1,576,000 or $.22 per share.

PLANT LOCATIONS

* Flexsteel Industries, Inc.
  DUBUQUE, IOWA 52001
  (319) 556-7730
  P.M. Crahan, General Manager

  Flexsteel Industries, Inc.
  DUBLIN, GEORGIA 31040
  (912) 272-6911
  M. C. Dixon, General Manager

  Flexsteel Industries, Inc.
  LANCASTER, PENNSYLVANIA 17604
  (717) 392-4161
  T.P. Fecteau, General Manager

  Flexsteel Industries, Inc.
  RIVERSIDE, CALIFORNIA 92504
  (909) 354-2440
  T.D. Burkart, General Manager

  Flexsteel Industries, Inc.
  NEW PARIS, INDIANA 46553
  (219) 831-4050
  G.H. Siemer, General Manager

  Wood Products Division
  HARRISON, ARKANSAS 72601
  (501) 743-1101
  M.J. Feldman, General Manager

  Metal Division
  DUBUQUE, IOWA 52001
  (319) 556-7730
  J.E. Gilbertson, General Manager

  Commercial Seating Division
  STARKVILLE, MISSISSIPPI 39760
  (601) 323-5481
  S.P. Salmon, General Manager

  DYGERT SEATING DIVISION
  Elkhart, Indiana 46515
  (219) 262-4675
  D.L. Dygert, General Manager

  DYGERT SEATING DIVISION
  Watkinsville, Georgia 30677
  (706) 769-8731
  J.B. Wilkes, Plant Manager

  Vancouver Distribution Center
  VANCOUVER, WASHINGTON 98668
  (206) 696-9955
  R. Heying, Supervisor

* EXECUTIVE OFFICES

PERMANENT SHOWROOMS

Dubuque, Iowa
High Point, North Carolina
San Francisco, California

DIRECTORS AND OFFICERS

Frank H. Bertsch
  CHAIRMAN OF EXECUTIVE COMMITTEE
  DIRECTOR

Jack B. Crahan
  CHAIRMAN OF THE BOARD OF DIRECTORS

K. Bruce Lauritsen
  PRESIDENT
  CHIEF EXECUTIVE OFFICER
  DIRECTOR

Edward J. Monaghan
  EXECUTIVE VICE PRESIDENT
  CHIEF OPERATING OFFICER
  DIRECTOR

James R. Richardson
  SENIOR VICE PRESIDENT, MARKETING
  DIRECTOR

L. Bruce Boylen
  RETIRED VICE PRESIDENT
  FLEETWOOD ENTERPRISES, INC.
  DIRECTOR

John R. Easter
  RETIRED VICE PRESIDENT
  SEARS, ROEBUCK & COMPANY
  DIRECTOR

Thomas E. Holloran
  PROFESSOR, GRADUATE SCHOOL OF
  BUSINESS, UNIVERSITY OF ST. THOMAS
  ST. PAUL, MINNESOTA
  DIRECTOR

James G. Peterson
  CONSULTANT
  JAMES G. PETERSON ASSOCIATES
  BUSINESS CONSULTANT
  AND INVESTMENT ADVISOR
  DIRECTOR

Art D. Richardson
  RETIRED SENIOR VICE PRESIDENT
  FLEXSTEEL INDUSTRIES, INC.
  DIRECTOR

Jeffrey T. Bertsch
  VICE PRESIDENT

Carolyn T. B. Bleile
  VICE PRESIDENT

Thomas D. Burkart
  SENIOR VICE PRESIDENT, VEHICLE SEATING

Kevin F. Crahan
  VICE PRESIDENT

Patrick M. Crahan
  VICE PRESIDENT

Keith R. Feuerhaken
  VICE PRESIDENT

James E. Gilbertson
  VICE PRESIDENT

James M. Higgins
  VICE PRESIDENT, COMMERCIAL SEATING

Ronald J. Klosterman
  VICE PRESIDENT, FINANCE
  CHIEF FINANCIAL OFFICER
  SECRETARY

Michael A. Santillo
  VICE PRESIDENT

EXECUTIVE COMMITTEE
Frank H. Bertsch, Chairman
Jack B. Crahan
K. Bruce Lauritsen
Edward J. Monaghan
James R. Richardson

AUDIT & ETHICS
COMMITTEE
Thomas E. Holloran, Chairman
John R. Easter
James G. Peterson
Art D. Richardson

NOMINATING &
COMPENSATION
COMMITTEE
L. Bruce Boylen, Chairman
John R. Easter
Thomas E. Holloran
James G. Peterson

MARKETING COMMITTEE
John R. Easter, Chairman
Frank H. Bertsch
L. Bruce Boylen
James G. Peterson
Art D. Richardson

TRANSFER AGENT AND
REGISTRAR
Norwest Capital Resources
P.0. Box 738
South St. Paul,
Minnesota 55075-0738

GENERAL COUNSEL
Irving C. MacDonald
Minneapolis, Minnesota
O'Connor and Thomas, P.C.
Dubuque, Iowa

NATIONAL OVER
THE COUNTER
NASDAQ Symbol - FLXS

ANNUAL MEETING
Tuesday,
December 9, 1997, 3:30 p.m.
The Marquette
710 Marquette Avenue, 3rd floor
Minneapolis, Minnesota 55402

AFFIRMATIVE ACTION POLICY
It is the policy of Flexsteel Industries, Inc. that all employees and potential employees shall be judged on the basis of qualifications and ability, without regard to age, sex, race, creed, color or national origin in all personnel actions. No employee or applicant for employment shall receive discriminatory treatment because of physical or mental handicap in regard to any position for which the employee or applicant for employment is qualified. Employment opportunities and job advancement opportunities will be provided for qualified disabled veterans and veterans of the Vietnam era. This policy is consistent with the Company's plan for 'Affirmative Action' in implementing the intent and provisions of the various laws relating to employment and non-discrimination.

ANNUAL REPORT ON FORM 10-K AVAILABLE
A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, can be obtained without charge by writing to: Office of the Secretary, Flexsteel Industries, Inc., P. O. Box 877, Dubuque, Iowa 52004-0877.

--------------------------
VISIT US ON THE INTERNET
http://flexsteel.com
--------------------------

[LOGO] FLEXSTEEL(R)
AMERICA'S SEATING SPECIALIST

(C) 1997 FLEXSTEEL INDUSTRIES, INC.

[PHOTO]


Luxury afloat: a handsome leather reclining sofa, as well as the dining table and chairs, in the spacious salon of this Carver Yacht are by Flexsteel. The free-standing furniture in all seventeen Carver models is by Flexsteel.

[PHOTO]

"There's a world of difference," says Carver Boats of their luxurious and spacious motor yachts and cruisers. Carver has a long history of dedication to quality, and Flexsteel furniture is ideal for their interiors.

--------------------------------------------------------------------------------

[LOGO] FLEXSTEEL(R)
AMERICA'S SEATING SPECIALIST
P.O. BOX 877 * DUBUQUE IA 52004-0877